Exhibit 99.1

10172 Linn Station Road
Louisville, Kentucky 40223

February 22, 2012

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide the Fund’s most recent financial statements and an update on the Fund’s activities since our last report on December 7, 2011.

Disposition of Fund Assets

The Fund has continued its efforts to market its Fawn Lake development.  A number of parties have considered acquiring all, or part, of the Fawn Lake development. On February 22, 2012 the Fund’s wholly owned subsidiary, NTS Virginia Development Company (“NTS/VA”) and its affiliate Cedar Creek Virginia, LLC (“Cedar Creek”) entered into a non-binding letter of intent (“NVR Offer”) with NVR, Inc., d/b/a Ryan Homes (“NVR/Ryan”) for the purchase and sale of sixty nine (69) lots in the Fawn Lake subdivision (56 lots owned by NTS/VA and 13 lots owned by Cedar Creek).  The NTS/VA lots that are the subject of the NVR Offer include fully developed and yet to be developed lots.  The base sales price for each of the lots is $80,000.  It is anticipated that the lots will be purchased over a number of years.  The NVR Offer anticipates price increases to the base sales price depending on the dates the individual lots are ultimately conveyed. The parties to the NVR Offer contemplate entering into a definitive purchase and sale agreement within 30 days. The purchase and sale agreement is expected to provide NVR/Ryan with a 30-day due diligence period to make various inspections of the property and determine whether it will proceed to closing or terminate the agreement.

On November 30, 2011, NTS/VA entered into a contract with M/I Homes of DC, LLC (“M/I Homes”).  The M/I Homes contract contemplates the sale of approximately 160 of the undeveloped lots in Section 15 of Fawn Lake over a multi-year period to M/I Homes.  The base sales price for each of the lots is $61,000. The M/I Homes Agreement provides for price increases based on the dates the individual lots are ultimately conveyed to M/I Homes.  The M/I Homes Agreement has been confirmed and the first closing of lots is scheduled for June 2012.

On December 7, 2011 the Fund and its wholly-owned subsidiary, NTS/VA, entered into a non-binding letter of intent (the “NTS Offer”) with NTS Development Company or its designated affiliate (“Devco”) for the purchase and sale of substantially all of the remaining real estate assets of the Fund and its subsidiaries at the Fawn Lake development and the Fund’s 50% interest in Orlando Lake Forest Joint Venture (“OLFJV”).  The only asset owned by OLFJV is an 11-acre tract of commercial land located in Seminole County, Florida. Total consideration for the Devco transaction could total in excess of approximately $16 million (this amount excludes consideration for the lots being sold to M/I Homes and lots that are subject to the NVR Offer).  Devco has the right to conduct due diligence in connection with its purchase.  A closing on this transaction, if it occurs, is currently anticipated by April 30, 2012.

In the event the transactions contemplated in the NTS Offer occur, NTS Guaranty Corporation has agreed to a modified payment schedule to satisfy its payment obligation under its guarantee as follows:

•                  on December 31, 2013, the aggregate sum of Five Hundred Thousand Dollars ($500,000.00);

•                  on December 31, 2014, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

•                  on December 31, 2015, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

•                  on December 31, 2016, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); and

•                  on December 31, 2017, the aggregate sum of Five Million Dollars ($5,000,000.00).

In the event any such payment is not made when due, the due dates of the remaining payments shall be accelerated by one year and shall be due and payable (along with any amounts due and unpaid) upon such accelerated schedule.

If the Devco transaction closes, the Fund’s remaining assets would be (i) rights to share in a percentage of profits for the sale of lots under the M/I Homes Agreement for five (5) years; (ii) rights to share in a percentage of profits from the sale of the remaining lots at Fawn Lake being purchased by Devco for five (5) years (including the lots subject to the NVR Offer); and (iii) the memberships at the Lake Forest Country Club of Louisville, Kentucky. It is anticipated these assets will be placed in a liquidating trust. Pursuant to the Devco transaction, at the end of five (5) years, Devco will purchase the balance of these remaining assets from the liquidating trust at a predetermined formula.  Thereafter, presuming all its liabilities and obligations have been satisfied final liquidating distributions will be issued to the Fund’s Stockholders, and the remaining assets will be distributed.

Financial Statements

Enclosed are unaudited financial statements for the periods ended December 31, 2011 and 2010 prepared on the liquidation basis of accounting under Generally Accepted Accounting Principles.  As reflected on the enclosed financial statements, at December 31, 2011 and 2010, the Fund’s net assets in liquidation for these periods totaled $1,570,007 or $0.49 per share, and $685,092 or $0.21 per share, respectively.

The Fund’s significant assets were appraised as of December 2011. The Fund’s Fawn Lake assets were appraised as of December 2011 with the understanding the Fund had entered into the contract to sell lots to M/I Homes.  As of June 30, 2011 the Fund was presented with two appraisal values for the Fawn Lake assets.  One of the June appraisal values assumed a sale which ultimately became the subject of the M/I Homes contract, and the other appraisal value assumed the M/I Homes contract was not executed. The appraisal that included a value assuming execution of the M/I Homes agreement produced a higher appraisal value than the appraisal that did not include the M/I Homes contract.  Since the M/I Homes agreement was not the subject of an executed purchase and sales agreement at the time of issuance of the June 30, 2011 financial statements, the Net Assets in Liquidation reported in the June 30, 2011 Financial Statement reflected a value of the Fawn Lake assets assuming the sales agreement with M/I Homes had not been executed.  Appraisal values are an opinion of value of the appraiser which may or may not actually be realized at some date in the future.

The Fund engaged the accounting firm of BKD, LLP to perform specific agreed-upon procedures on the books and records of the Fund as of December 31, 2011.  BKD did not conduct an audit.  BKD performed procedures for the six months ended December 31, 2011 that were similar to those performed for the periods ending June 30, 2011 and December 31, 2010.  BKD submitted a report on the results of the procedures to the audit committee of the Board of Directors, which noted no material exceptions or irregularities in the performance of the procedures.

For a complete understanding of the Fund’s financial condition, operating results and accounting practices, we strongly encourage you to review the enclosed financial statements and accompanying notes in their entirety.  This letter is not a substitute for such a review.

Florida Commercial Land

The 11 acres of land owned by the OLFJV were initially zoned for commercial development.  Approval was received changing the zoning of this land to permit multifamily use.  The Lake Forest Homeowners Association (“HOA”) unsuccessfully opposed the zoning change.  The HOA, however, has filed a lawsuit in the Circuit Court of Seminole County, Florida, in an attempt to circumvent the zoning decision or delay development of the land.  The Fund believes that the HOA’s lawsuit is unfounded, and is vigorously opposing this lawsuit.  A hearing on Plaintiff’s and OLFJV’s Motions for Summary Judgment occurred in December 2011, and we were notified on February 10, 2012 that our motion for Summary Judgment was denied by the court.  The Court has not yet ruled on the Plaintiff’s Motion for Summary Judgment.  A trial date has been scheduled for the week of May 21, 2012.  It is not possible to predict the outcome of this litigation at this time, but if determined adversely against the Fund’s interests, it could have a material, negative impact on the Fund’s net assets in liquidation and on any potential liquidating distributions.

Amended Plan of Dissolution and Liquidation

As previously reported, in accordance with the Fund’s organizational documents in December 2008, the Fund adopted a Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (“Plan of Liquidation”) and filed a certificate of dissolution with the Delaware Secretary of State.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.  The Fund was unable to complete its liquidation within the Delaware three-year statutory period ending on December 31, 2011, primarily due to its inability to liquidate its single largest asset, the Fawn Lake development.

On November 30, 2011, the Board adopted an Amended Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (the “Amended Plan”).  The Amended Plan serves to change the latest date stock transfers can occur in the Fund.  The Amended Plan is revised so that the Fund will close its stock transfer books and discontinue recording transfers of shares of stock of the Company no later than the earliest to occur of the following events: (i) the close of business on the record date fixed by the Board for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust as provided in Section 8 of the Amended Plan, or (iii) April 30, 2012.  Thereafter, certificates representing common stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

Accordingly, the Fund, in accordance with Delaware law, petitioned the Delaware Chancery Court for an extension of its deadline for liquidation of its assets to April 30, 2012, to permit completion of the transactions with Devco.  On December 19, 2011 the Court granted the Fund’s petition.

Future Reports

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC, as appropriate or on our website.  Further information about the Fund, including previously distributed reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.